Exhibit 10.5

[LETTERHEAD OF YRC WORLDWIDE INC.]

September 28, 2010

William D. Zollars

10990 Roe Avenue

Overland Park, KS 66211

Re:	Retirement Announcement

Dear Bill:

Pursuant to conversations between you and the Board of Directors of YRC Worldwide Inc. (“Board”), we are confirming our agreement as to your intention to retire from YRC Worldwide Inc. (the “Company”) on a date to be determined as described below, occurring upon the Company’s successful completion of a comprehensive recovery plan and appointment of a successor Chief Executive Officer (“CEO”). You and the Board have agreed that, until such time, you will retain your current positions with the Company. The purpose of this letter (“Agreement”) is to confirm our understanding with respect to your retirement.

All of your existing agreements with the Company will continue in effect in accordance with their terms. Your existing agreements include (without limitation) your Employment Agreement dated as of January 25, 2006, as amended (the “Employment Agreement”), Executive Severance Agreement dated December 30, 2008 (the “Severance Agreement”), and Indemnification Agreement dated March 9, 2007 (all such agreements collectively, the “Existing Agreements”). All incentive and benefit programs, practices and other agreements of the Company in which you are a participant or a party are referred to collectively, together with your Employment Agreement, as the “Plans and Agreements.” For the avoidance of doubt, neither this Agreement nor any other action by you prior to the date of this Agreement shall constitute a notice by you of a non-renewal of the Term under Section 1 of your Employment Agreement or a 90-day prior written notice by you of your termination of employment under Section 6(e) of your Employment Agreement. You and the Company each waive the 90-day notice of termination under your Employment Agreement for your retirement subject to the paragraph immediately below.

The Board will advise you when the Company’s comprehensive recovery plan has been completed and a successor CEO has been appointed. Your retirement will be effective not less than 10 days thereafter, but in all events not earlier than December 31, 2010. In the unlikely event that the Company appoints a successor CEO before December 31, 2010 (and not in connection with a termination of your employment for Cause, as defined in your Employment Agreement), you will be deemed to have retired on December 31, 2010 for all purposes, and you will be entitled to all benefits due you upon such retirement, under your Employment Agreement and the Plans and Agreements, as described below.

Upon your retirement as provided above, you will be entitled to all benefits payable to you under the Plans and Agreements, except that you have agreed to waive certain benefits that you may otherwise be eligible to receive, as described in this paragraph below. You have agreed that you will not receive any severance pay under Section 8(e)(ii) through Section 8(e)(v) (except as applies pursuant to a Change in Control) of your Employment Agreement (or under any Company severance plan) as a result of your retirement.

The benefits payable to you under the Plans and Agreements include, without limitation, the supplemental retirement benefit under Section 4(h) of your Employment Agreement. In accordance with your Employment Agreement and the provisions above, your supplemental retirement benefit thereunder will be calculated based on a discount rate equal to the Moody’s Corporate Bond Rate, as in effect on the date the supplemental retirement benefit is paid to you, if you remain employed with the Company through December 31, 2010 or if, prior to December 31, 2010, you retire upon the appointment of a successor CEO as provided above, or one of the events described in Section 4(h)(i)(3) of the Employment Agreement occurs. The supplemental retirement benefit will be paid to you in accordance with Section 4(h)(ii) of the Employment Agreement within 30 days following the six month anniversary of your date of termination (provided such termination is also a “separation from service” under Section 409A of the Internal Revenue Code), except as otherwise provided in the Employment Agreement and Severance Agreement upon a Change of Control.

You will be entitled to benefits under the Company’s benefit plans according to the applicable terms of such benefit plans as in effect from time to time. The treatment of your outstanding equity grants will be governed by the terms of the applicable grant agreements, the Employment Agreement and the Severance Agreement.

The Company will pay your attorney’s fees incurred in connection with the discussions preceding, and the review, preparation and execution of this Agreement, up to a maximum of $15,000.

Please acknowledge your agreement to the terms of this letter agreement by signing a copy of this letter agreement where indicated and returning it to Dan Churay.

Sincerely,

YRC Worldwide Inc.

By:	/s/ John Lamar
John Lamar, Lead Director

ACCEPTED AND AGREED:

/s/ William D. Zollars
William D. Zollars

September 28, 2010
Date